Optimal Tax Asset Management, Inc.

Code of Ethics

Statement of General Policy
The Firm has adopted this Code of Ethics (the "Code") in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"). The Code establishes standards of conduct for the Firm's associated persons; governs their personal securities transactions; addresses outside business activities, conflicts of interest, gifts and entertainment, political contributions, social media use, the protection of confidential information, and the prohibition on insider trading; and provides for the reporting and remediation of violations.
The Firm is registered as an investment adviser with the U.S. Securities and Exchange Commission. The Firm's sole advisory client is an exchange-traded fund (the "Fund"), a series of EA Series Trust (the "Trust"), for which the Firm serves as sub-adviser and sponsor. Because the Fund is a registered investment company, the Firm is subject to Rule 17j-1 in addition to Rule 204A-1. Rule 17j-1 requires the Firm to adopt a Code of Ethics containing provisions reasonably necessary to prevent its access persons from engaging in conduct prohibited by Rule 17j-1(b), including any device, scheme, or artifice to defraud the Fund; any untrue statement or omission of material fact in connection with the purchase or sale of a security held or to be acquired by the Fund; any act, practice, or course of business that operates as a fraud or deceit upon the Fund; or any manipulative practice. The Firm's Code is approved by the Trust's Board of Trustees, including a majority of the Independent Trustees, in accordance with Rule 17j-1(c)(1), and reports and certifications are made to the Board in accordance with Rule 17j-1(c)(2). These approval, reporting, and certification obligations are addressed in the Firm's Compliance Manual.
The Firm shares personnel and certain infrastructure with Integrated Wealth Advisors, LLC, an affiliated SEC-registered investment adviser under common control. Certain of the Firm's associated persons also provide services to Integrated. This Code applies to those persons in both capacities with respect to the Firm's material nonpublic information and the Fund, as further described in Protecting the Confidentiality of Client Information, Prohibition Against Insider Trading, and Blackout Periods.
The Code is based on the principle that the Firm and its associated persons owe a fiduciary duty to the Firm's client to conduct their affairs, including their personal securities transactions, in such a manner as to place the client's interests ahead of their own; avoid taking inappropriate advantage of their position with the Firm; and avoid any actual or potential conflict of interest, or any abuse of their position of trust and responsibility.
The Firm has full discretionary authority for the Fund's portfolio investment decisions and communicates those decisions to ETF Architect for execution. The Firm has no brokerage responsibilities or authority and no authority to place or execute securities transactions on behalf of the Fund; execution, broker selection, and the associated duty of best execution are the responsibility of ETF Architect. Because the Firm has advance knowledge of Fund investment decisions before they are executed, the Firm's obligations under this Code with respect to that information apply notwithstanding the absence of brokerage authority.
Pursuant to Section 206 of the Advisers Act, the Firm and its associated persons are prohibited from engaging in fraudulent, deceptive, or manipulative conduct. Compliance with Section 206 requires more than acting with honesty and good faith alone; it imposes an affirmative duty of utmost good faith to act solely in the best interest of the Firm's client. The Firm and its associated persons have specific fiduciary obligations when dealing with the client, including the duty to have a reasonable, independent basis for the investment advice provided; the duty to ensure that investment advice is consistent with the client's investment objectives, policies, and restrictions as set forth in the Fund's prospectus, Statement of Additional Information, and registration statement; and the duty of loyalty to the client.
The Firm's reputation for fair and honest dealing has been built over time and could be damaged by a single transaction that is questionable in light of the fiduciary duty owed to the client. All questions arising in connection with personal securities transactions or other matters under the Code should be resolved in favor of the client, even at the expense of the interests of associated persons.
Strict compliance with the Code is a basic condition of employment or engagement with the Firm. The provisions of the Code are not all-inclusive; rather, they are intended as a guide for associated persons in their conduct. Associated persons should consult the CCO with any question about the Code or its application to their individual circumstances. The CCO may grant exceptions to certain provisions of the Code only where it is clear that the interests of the Firm's client will not be adversely affected or compromised. Any exception applicable to the CCO requires the prior written approval of the Compliance Supervisor. Exceptions are documented in writing and retained as part of the Firm's books and records.
A material breach of the Code may constitute grounds for disciplinary action, up to and including termination of employment or engagement with the Firm, in accordance with Reporting Violations and Sanctions. Conduct that violates the federal securities laws may also expose the associated person and the Firm to regulatory sanctions, civil penalties, and criminal penalties.
Associated persons must promptly notify the CCO if they become involved in or are threatened with any litigation, administrative investigation, regulatory inquiry, arrest, or other legal proceeding of any kind, whether arising in connection with the Firm's business or otherwise. The CCO will assess the matter for any required regulatory disclosure or other compliance action. To the extent permissible by law, the Firm will treat the information on a confidential basis.
Throughout this Code, "Firm," "we," "us," and "our" refer to Optimal Tax Asset Management, Inc.; "associated persons" and "access persons" have the meanings given in Definitions and Access Persons, respectively; and "Client" or "Fund" refers to the registered investment company for which the Firm provides sub-advisory services.
The CCO reports periodically to firm ownership on the operation of the Code, including the status of compliance, any violations identified, and any sanctions imposed. The CCO also provides reports and certifications to the Trust's Board of Trustees in accordance with Rule 17j-1(c)(2), and provides notice of material violations of this Code to ETF Architect as required by the Sub-Advisory Agreement, as further described in Reporting Violations and Sanctions and in the Firm's Compliance Manual.

Definitions
For purposes of this Code, the following definitions apply. Defined terms used in the Code that are not listed below are used as defined in the federal securities laws or in Statement of General Policy.
"1933 Act" means the Securities Act of 1933, as amended.
"1934 Act" means the Securities Exchange Act of 1934, as amended.
"Access person" has the meaning given in Access Persons. The Firm has determined that all of its associated persons are access persons under both Rule 204A-1 and Rule 17j-1.
"Account" or "Covered account" means any account in which an access person has a direct or indirect beneficial interest. The term includes accounts of the access person's immediate family members sharing the same household (including a spouse or domestic partner, the children of the access person or of the access person's spouse or domestic partner who reside in the same household or to whose support the access person, spouse, or domestic partner contributes substantially); accounts in which the access person has a direct or indirect beneficial interest, including trust accounts and custodial accounts; and any other account over which the access person exercises investment discretion or could reasonably be expected to exercise influence or control.
"Advisers Act" means the Investment Advisers Act of 1940, as amended.
"Associated person" means any director, officer, or partner of the Firm (or other person occupying a similar status or performing similar functions); any employee of the Firm; any other person who provides advice on behalf of the Firm and is subject to the Firm's supervision and control; and the Firm's independent contractors and consultants, regardless of whether they participate in the Firm's investment decision-making. The term does not include third parties that the Firm engages on a contract basis to provide professional or vendor services, such as outside auditors, outside counsel, compliance consultants, and information technology service providers. The CEO and the CCO review each such relationship to determine whether the individual should be subject to this Code or whether the confidentiality provisions in the Firm's agreement with the third party are sufficient to protect the confidential information of the Firm and the Fund.
"Automatic investment plan" means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.
"Beneficial interest" is interpreted in the same manner as under Rule 16a-1(a)(2) under the 1934 Act.
"Beneficial ownership" is interpreted in the same manner as under Rule 16a-1(a)(2) under the 1934 Act.
"Blackout period" means a time frame during which access persons are prohibited from trading in specified securities, as further described in Blackout Periods.
"Board" means the Board of Trustees of the Trust.
"Chief Compliance Officer" or "CCO" means the Chief Compliance Officer of the Firm.

"Compliance Supervisor" means the officer of the Firm designated to perform the compliance review and approval functions assigned to the Compliance Supervisor under this Code, including the review of the CCO's personal securities transactions, reports, and pre-clearance requests, as identified in the Firm's Compliance Manual.
"Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (Rule 206(4)-5 under the Advisers Act.)
"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
"Covered associate" means (i) any general partner, managing member, or executive officer of the Firm, or other individual with similar status or function; (ii) any employee of the Firm who solicits a government entity for the Firm and any person who supervises, directly or indirectly, that employee; and (iii) any political action committee controlled by the Firm or by any covered associate. (Rule 206(4)-5.)
"Covered investment pool" means (i) a registered investment company that is an investment option of a participant-directed plan or program of a government entity; or (ii) any company that would be an investment company under Section 3(a) of the 1940 Act but for the exclusion provided by Section 3(c)(1), 3(c)(7), or 3(c)(11). (Rule 206(4)-5.)
"ETF Architect" means Empowered Funds, LLC, a Pennsylvania limited liability company doing business as ETF Architect, which serves as investment adviser to the Fund and is referred to as the Adviser in the Sub-Advisory Agreement.
"Federal securities laws" means the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment advisers and registered investment companies, and any rules adopted under those provisions by the SEC or the Department of the Treasury.
"Front running" means purchasing or selling a security at a more favorable price before (i) the execution of a significant securities transaction by some purchaser or seller in a size sufficient to move the market or (ii) the issuance of, or change in, an investment adviser's securities recommendation while in possession of material nonpublic information.
"Fund" or "Client" means Optimal Tax Managed Equity ETF (ticker: OTAX), a series of the Trust, for which the Firm serves as sub-adviser and sponsor.
"Government entity" means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality thereof; (ii) any pool of assets sponsored or established by any of the foregoing (including any defined benefit plan and any state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv) officers, agents, or employees of any of the foregoing acting in their official capacity. (Rule 206(4)-5.)

"Initial public offering" or "IPO" means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.
"Inside information" means nonpublic information about which there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or retain a security, or which a reasonable investor would view as having significantly altered the total mix of information available.
"Insider" is broadly defined and includes the Firm's officers, directors, and associated persons. A person can also be a "temporary insider" if the person enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to nonpublic information solely for the company's purposes. Temporary insiders may include attorneys, accountants, consultants, and the employees of those organizations. The Firm itself may become a temporary insider of an entity it advises or for which it performs other services.
"Insider trading" means effecting securities transactions while in possession of material nonpublic information (regardless of whether the person is an "insider"), or communicating material nonpublic information to others.
"Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate, including acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association.
"Limited offering" means an offering of securities exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or 4(a)(5) or pursuant to Rule 504 or Rule 506 of Regulation D under the 1933 Act.
"Material nonpublic information" or "MNPI" means inside information that is both material and nonpublic, as those terms are interpreted under the federal securities laws and the case law thereunder.
"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate, or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity, or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (Rule 206(4)-5.)
"Plan or program of a government entity" means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority, or instrumentality thereof, including a "qualified tuition plan" authorized by Section 529 of the Internal Revenue Code, a retirement plan authorized by Section 403(b) or 457 of the Internal Revenue Code, or any similar program or plan. (Rule 206(4)-5.)
"Registered fund" means an investment company registered under the 1940 Act.

"Reportable fund" means any registered fund for which the Firm or a control affiliate of the Firm acts as investment adviser (as defined in Section 2(a)(20) of the 1940 Act) or principal underwriter. The Fund is a reportable fund.
"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that the term does not include:
•direct obligations of the U.S. Government;
•bankers' acceptances, bank certificates of deposit, commercial paper, and other high-quality short-term debt instruments, including repurchase agreements;
•shares issued by money market funds;
•transactions and holdings in shares of other types of open-end registered mutual funds, unless the Firm or a control affiliate of the Firm acts as the investment adviser or principal underwriter for the fund (the Fund is a reportable security);
•transactions in units of a unit investment trust, if the unit investment trust is invested exclusively in mutual funds, unless the Firm or a control affiliate acts as the investment adviser or principal underwriter for the underlying fund; and
•transactions and holdings in 529 plans, unless the Firm or a control affiliate manages, distributes, markets, or underwrites the 529 plan or the investments and strategies underlying the 529 plan.
Notwithstanding the foregoing, shares of exchange-traded funds and exchange-traded products are reportable securities regardless of organizational form.
"Restricted list" means a list of issuers or securities about which the Firm has determined that personal or Firm trading activity must be restricted, as further described in Personal Securities Trading Limitations and Prohibition Against Insider Trading.
"Supervised person" has the meaning given in Section 202(a)(25) of the Advisers Act.
"Tipping" means the communication of material nonpublic information to others.
"Trust" means EA Series Trust, a Delaware statutory trust registered as an open-end management investment company, of which the Fund is a series.

Standards of Business Conduct
The Firm places the highest priority on maintaining its reputation for integrity and professionalism. The confidence and trust placed in the Firm and its associated persons by the Fund, the Trust, the Board, ETF Architect, and Fund investors is something the Firm values and endeavors to protect. The standards of business conduct set forth in this Code are designed to achieve those goals.
This Code is intended to comply with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act. The Code also requires that all associated persons comply with applicable provisions of the federal securities laws, including the Advisers Act, the 1940 Act, the 1933 Act, the 1934 Act, and the rules and regulations adopted by the SEC under those statutes.
Section 204A of the Advisers Act requires the Firm to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material nonpublic information by the Firm or any associated person. The Firm's MNPI policies and controls are set forth in Prohibition Against Insider Trading. The personal securities transaction provisions of this Code apply to transactions in reportable securities in which an access person has a direct or indirect beneficial interest, as well as to transactions in accounts over which the access person exercises control or could reasonably be expected to exercise influence or control, including the accounts of immediate family members sharing the same household.
Section 206 of the Advisers Act makes it unlawful for the Firm or its associated persons to employ any device, scheme, or artifice to defraud any client; to engage in any transaction, practice, or course of business that operates as a fraud or deceit upon any client; or to engage in fraudulent, deceptive, or manipulative practices. Rule 17j-1(b) under the 1940 Act extends similar prohibitions to conduct in connection with the purchase or sale of any security held or to be acquired by the Fund. The Code prohibits these activities and is reasonably designed to detect and prevent violations of the federal securities laws.
In addition to compliance with the federal securities laws, associated persons must:
•Act with honesty, integrity, and professionalism in all dealings on behalf of the Firm;
•Place the interests of the Firm's client ahead of their own;
•Avoid actual and apparent conflicts of interest, and disclose any conflicts to the CCO promptly;
•Not take inappropriate advantage of their position with the Firm;
•Not use Firm property, information, or position for personal gain;
•Comply with all provisions of this Code, the Firm's Compliance Manual, and the Firm's other written policies and procedures; and
Cooperate fully with the CCO and any investigation or inquiry conducted under this Code.

Access Persons
The Firm has determined that all of its associated persons are access persons under Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act. Because providing investment advice is the Firm's primary business, the Firm's directors, officers, and partners are presumed to be access persons. The Firm has further determined to treat all other associated persons as access persons, without regard to whether a particular person has access to nonpublic information regarding the Fund's portfolio or the Firm's investment recommendations. This determination reflects the Firm's size and operating structure, including that the Firm's sole client is the Fund.
All associated persons are accordingly subject to the personal securities trading restrictions and reporting obligations of this Code.
The CCO maintains a current list of access persons in the Firm's compliance management platform, notifies each new access person of their status, and provides the new access person with a copy of this Code. The CCO may designate as an access person any other person who has access to nonpublic information regarding the Fund's portfolio or the Firm's investment recommendations.

Chief Compliance Officer's Designee
Each access person's personal securities transactions, preclearance requests, post-trade monitoring, and associated reports under this Code are reviewed by the CCO. The CCO may delegate review responsibility to one or more designees as appropriate.
Because the CCO is herself an access person, the CCO's personal securities transactions, preclearance requests, post-trade monitoring, and associated reports under this Code are reviewed and, where applicable, approved or denied by the Compliance Supervisor, as identified in the Firm's Compliance Manual. The Compliance Supervisor's review of the CCO's personal trading activity and reports is documented in the Firm's compliance records.

Protecting the Confidentiality of Client Information
Confidential Client Information
In the course of providing sub-advisory services to the Fund, the Firm and its associated persons routinely receive nonpublic information regarding the Fund. For purposes of this Code, "Confidential Client Information" includes the Fund's pending portfolio holdings, the Firm's investment recommendations and supporting analyses, the Firm's index methodology and any pending modifications to it, the Firm's proprietary quantitative model and its outputs, pending rebalancing lists and timing, creation and redemption activity that has not yet been publicly disclosed, communications with ETF Architect, the Trust, the Fund's Board, the Fund's CCO, and other Fund service providers, and any data or analyses derived from any of the foregoing.
All Confidential Client Information is subject to this Code, whether the information relates to the Firm's current or former relationship with the Fund. Any doubt about the confidentiality of information must be resolved in favor of confidentiality.
Nondisclosure
Associated persons must not disclose Confidential Client Information to any person or entity outside the Firm, except:
•as necessary to provide services to the Fund or to perform the Firm's responsibilities under the Sub-Advisory Agreement and the Strategic Partnership Agreement, including communications with ETF Architect, the Trust, the Fund's Board, the Fund's CCO, the Distributor, and other Fund service providers;
•as required by regulatory authorities or law enforcement officials with jurisdiction over the Firm, or as otherwise required by applicable law (with disclosure limited to the information legally required);
•as reasonably necessary to prevent fraud, unauthorized transactions, or liability; or
•to the Firm's outside legal counsel, accountants, auditors, compliance consultant, or other professional advisers, in each case under appropriate confidentiality protections.
Within the Firm, associated persons may disclose Confidential Client Information only to those associated persons who need to know the information to perform their duties. Associated persons must not make unauthorized copies of documents or files containing Confidential Client Information and must return all such materials to the Firm upon separation from the Firm.
The obligations in this Code apply both during and after an associated person's separation from the Firm.
Cross-Entity Considerations
Certain associated persons of the Firm also serve in roles at Integrated Wealth Advisors, LLC, an affiliate of the Firm. Associated persons in dual roles must:
•Treat Confidential Client Information of the Firm as confidential vis-à-vis Integrated, and not disclose it to Integrated personnel who are not also associated persons of the Firm;
•Not use Confidential Client Information of the Firm — including pending rebalancing lists, pending changes to the Firm's index methodology or proprietary quantitative model, or other

MNPI — to direct the timing of purchases, sales, or rebalancing of Fund positions in Integrated client accounts. The substantive personal-trading and cross-entity controls regarding MNPI are set forth in Prohibition Against Insider Trading and the Firm's Compliance Manual; and
•Maintain the books and records separation between the Firm and Integrated described in the Firm's Compliance Manual, including by conducting Firm business through Firm-approved electronic communications channels rather than Integrated's channels.
Operational Safeguards
The Firm's operational safeguards for Confidential Client Information are set forth in the Firm's Information Security Policy and include, among other measures:
•Restriction of access to Confidential Client Information to associated persons who need access in connection with their duties;
•Password protection, multi-factor authentication, and access controls on Firm devices and systems;
•Encryption and secure storage of electronic Confidential Client Information; and
•Conduct of conversations involving Confidential Client Information in private, with care taken to avoid being overheard.
Privacy Notices and Regulation S-P
The Firm has no natural-person clients or customers. The Fund is not a natural person, and Fund shareholders are not the Firm's clients or customers. As a result, the Firm does not currently deliver privacy notices to clients under Regulation S-P. The Firm is, however, a covered institution under Regulation S-P and complies with the safeguards, disposal, and incident response requirements of Regulation S-P with respect to any customer information the Firm receives in the course of its activities. The Firm's Regulation S-P compliance program is set forth in the Firm's Compliance Manual.
Enforcement
The CCO is responsible for the implementation and enforcement of this Section, for providing related training to associated persons, and for documenting any exception. Any exception to this Section requires the written approval of the CCO.
A violation of this Section may result in disciplinary action under Reporting Violations and Sanctions and may also expose the associated person and the Firm to legal liability and regulatory sanctions.

Prohibition Against Insider Trading
No associated person may trade, either personally or on behalf of others, while in the possession of material nonpublic information ("MNPI"), nor may any associated person communicate MNPI to others in violation of the law. This prohibition applies regardless of whether the associated person is an "insider" of the issuer in question and regardless of the source of the information.
The penalties for insider trading are severe. Civil penalties may include treble damages and disgorgement; criminal penalties may include imprisonment. The Firm and its associated persons may also face SEC enforcement action, suspension or permanent bar from the securities industry, and private civil liability. A violation of this Section will result in serious sanctions, up to and including termination of association with the Firm.
Material and Nonpublic Information
Information is "material" if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell, or retain a security, or if the information would significantly alter the total mix of information available. Materiality is fact-specific; if you have any question about whether information is material, you must consult the CCO before trading or communicating the information to anyone else.
Information is "nonpublic" until it has been disseminated broadly to investors in the marketplace — for example, through a public filing with the SEC, a press release distributed by a wire service, or publication in a publication of general circulation — and a sufficient period of time has passed for the information to have been absorbed by the market.
Material information frequently relates to a company's operations and financial results, including dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals, major litigation, and extraordinary management developments. Material information may also relate to the market for a security, including tender offers and large trading orders.
Sources of MNPI at OTAM
Because the Firm serves as sub-adviser and sponsor to the Fund, associated persons routinely have access to information that constitutes MNPI. For OTAM, MNPI typically includes:
•Upcoming Fund rebalancing lists, timing, and composition;
•Unpublished changes to the Firm's index methodology or proprietary quantitative model;
•Portfolio composition data not yet publicly available;
•Information regarding the launch, closure, or material changes to the Fund;
•Additions to or removals from the Fund's three investment sleeves; and
•Creation and redemption activity not yet publicly available.
MNPI may also reach an associated person from external sources — for example, through contacts with public companies, financial intermediaries, or other parties — even though such external sources are not the Firm's primary MNPI exposure. Special caution is warranted in the context of tender offers, where the SEC enforces trading and tipping prohibitions stringently.

What to Do If You May Have MNPI
Before executing any trade for yourself or others, you must consider whether you may have access to MNPI. If you believe you may have MNPI, or if you are uncertain whether information you have is material or nonpublic, you must:
•Report the matter immediately to the CCO and refrain from any trading in the affected security;
•Not communicate the information inside or outside the Firm, other than to the CCO; and
•Wait for the CCO's review and instructions before taking any further action.
The CCO will determine whether the information is material and nonpublic and, if so, the appropriate action, which may include denying pre-clearance for any pending personal trade in the security, designating the security as restricted from personal trading until the MNPI becomes public or stale, or other action under this Code or the Firm's Compliance Manual.
Tipping
Communicating MNPI to others — whether or not you trade on the information yourself, and whether or not the recipient trades — is independently prohibited. Tipping includes communications with family members, friends, business contacts, social media followers, and any other person. Any associated person who suspects that another person may be trading on or tipping inside information must immediately notify the CCO.
Cross-Entity Considerations
Certain associated persons of the Firm also serve in roles at Integrated Wealth Advisors, LLC, an affiliate of the Firm, which may recommend the Fund to its advisory clients. Associated persons in dual roles must not use MNPI obtained through Firm activities to direct the timing of purchases, sales, or rebalancing of Fund positions in Integrated client accounts in anticipation of pending Fund changes.
Routine Integrated portfolio activity that follows established, documented Integrated policies and is not driven by MNPI from the Firm is not prohibited. The Firm's broader cross-entity MNPI controls are set forth in the Firm's Compliance Manual.

Personal Securities Transactions
The Firm has adopted the following principles governing personal securities transactions by access persons:
•The interests of the Firm's client must always come first;
•All personal securities transactions must be conducted in a manner that avoids any actual or potential conflict of interest and any abuse of an associated person's position of trust and responsibility; and
•Access persons must not take inappropriate advantage of their positions.
These principles apply to all personal securities transactions in reportable securities by access persons, in any account in which the access person has a beneficial interest. The specific personal trading restrictions and reporting obligations are set forth in Preclearance, Blackout Periods, Personal Securities Trading Limitations, Short-Term Trading Profits, Margin Transactions, Limit Orders, and Custodial Account Reporting.
Reporting Requirements
Access persons must submit the following information to the CCO through the Firm's compliance management platform or, where the platform does not provide a means of submission, by other means acceptable to the CCO:
Initial Holdings Report. Within 10 days of becoming an access person, each access person must report all reportable securities holdings and all accounts in which any securities are held. The information must be current as of a date no more than 45 days before the access person became an access person and must include:
•The title and type of each reportable security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount;
•The name of any broker, dealer, bank, or other financial institution holding any securities for the access person's direct or indirect benefit; and
•The date the report is submitted.
Annual Holdings Report. Each access person must submit an annual holdings report within 45 days after the end of each calendar year, containing the same information as the Initial Holdings Report, current as of a date no more than 45 days before the report is submitted.
Quarterly Transaction Reports. Within 30 days after the end of each calendar quarter, each access person must submit:
•Account statements from the custodian(s) of any account in which any reportable securities transactions occurred during the calendar quarter, covering all three months of the quarter. The Firm may, in addition, request a 407 letter or other written confirmation from the custodian for any account;
•Confirmation that all reportable securities transactions during the quarter are reflected in the submitted statements; and
•The name of any broker, dealer, bank, or other financial institution with which the access person established an account during the quarter in which any securities were held for the access person's direct or indirect benefit, the date the account was established, and the date the information is submitted.
The reportable transaction information must include the date of each transaction, the title and exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares, principal amount, the nature of the transaction (purchase, sale, or other acquisition or disposition), the price at which the transaction was effected, and the name of the broker, dealer, bank, or other financial institution through which the transaction was effected.
Exempt Transactions
A report is not required:
•For securities held in accounts over which the access person has no direct or indirect influence or control;
•For transactions effected pursuant to an automatic investment plan, except that the access person must report any transaction that overrides the pre-set schedule or allocation; or
•For accounts over which a third-party investment adviser exercises full discretion, where the access person does not have the ability to initiate transactions, where specific transactions are not discussed with the access person before execution, and for which the Firm has received written confirmation of the foregoing from the third-party adviser.

An access person relying on the second or third exception above must provide the quarterly affirmation described in Managed Accounts and Model Portfolios.
Reportable Securities
"Reportable security" has the meaning set forth in Definitions. The Fund (OTAX) is a reportable security and is subject to all reporting, pre-clearance, blackout, and holding period requirements applicable to reportable securities under this Code.
If an access person is uncertain whether a particular asset or instrument is a reportable security under this Code, the access person must consult the CCO before entering any transaction in it.
Beneficial Interest
"Beneficial interest" has the meaning set forth in Definitions and includes accounts of the access person, the access person's spouse or domestic partner, and the access person's children or other immediate family members sharing the same household. If you are uncertain whether a particular account or transaction involves a beneficial interest, consult the CCO.
Monitoring
The CCO reviews access person personal securities transactions on an ongoing basis in connection with pre-clearance requests, reviews the quarterly and annual reports submitted under this Section, and conducts a comprehensive review at least annually as part of the Firm's compliance review under Rule 206(4)-7. The CCO may initiate inquiries of access persons regarding their personal securities transactions, and access persons must cooperate with any such inquiry.

Preclearance
Access persons must obtain written pre-clearance from the CCO before purchasing or selling any reportable security in any account in which the access person has a beneficial interest. Pre-clearance is requested and granted through the Firm's compliance management platform. This obligation applies to all reportable securities transactions by access persons at all times, without regard to whether the Fund holds any position, is trading, has commenced operations, or has finalized its index, and applies in accounts managed by the Firm or by an affiliate of the Firm except as expressly exempted below. An exemption from pre-clearance under this Section does not exempt a transaction from any reporting obligation under Personal Securities Transactions.
How Pre-Clearance Works
The access person submits a pre-clearance request identifying the security, the type of transaction (buy or sell), the approximate quantity, and the account in which the trade will be effected. The CCO reviews the request and approves or denies it. If approved, the trade must be executed no later than the close of regular trading on the next trading day following the day on which pre-clearance is granted, except that approved orders for securities traded in foreign markets may be executed within two business days from the date pre-clearance is granted. If the trade is not executed within that window, the approval lapses, and the access person must submit a new pre-clearance request before executing the trade. Pre-clearance requests submitted by the CCO are reviewed and approved or denied by the Compliance Supervisor.
The CCO may deny pre-clearance for any reason, including pending or contemplated transactions in the same security by the Fund, MNPI in the Firm's possession regarding the security, an active blackout period, or any other circumstance the CCO determines warrants denial.
Pre-clearance does not absolve an access person of any other obligation under this Code, including the prohibition on insider trading, the blackout period, the holding period, or any other restriction. An access person who receives pre-clearance and then becomes aware of MNPI before executing the trade must not execute the trade.
Initial Public Offerings (IPOs)
Access persons are prohibited from acquiring beneficial ownership of any security in an initial public offering in any covered account. Access persons are separately reminded that FINRA Rule 5130 independently restricts the purchase of new issues by, among others, persons with authority to buy or sell securities for an investment company or investment adviser and their immediate family members, and by associated persons of FINRA member firms. Nothing in this Code permits a transaction prohibited by FINRA Rule 5130.
For the avoidance of doubt, the purchase of shares of an exchange-traded fund in the secondary market, including on or after the fund's inception date, is not an acquisition of beneficial ownership in an initial public offering for purposes of this Code.
Limited Offerings
Access persons must obtain written pre-clearance from the CCO before acquiring any beneficial ownership in any security in a limited offering. The pre-clearance request must include full details of the proposed transaction, including the identity of the issuer, the identity of the person or entity through whom the opportunity was offered, that person's or entity's relationship, if any, to the Firm, the Fund, ETF Architect, or the Trust, and a description of how the access person became aware of the opportunity. The access person must certify that this disclosure is accurate and complete.
In determining whether to approve the request, the CCO will consider, among other factors, whether the opportunity is being offered to the access person by virtue of the access person's position with the Firm or the access person's activities on behalf of the Firm. A limited offering pre-clearance request submitted by the CCO is approved or denied by the Compliance Supervisor, who applies the same standards and documentation requirements set forth in this provision. The CCO will document the basis for any approval and may impose continuous monitoring conditions on any approved investment for ongoing conflict assessment. An approval is valid for the period specified in the approval and is not subject to the execution window set forth in How Pre-Clearance Works.
If an issuer in which an access person holds an investment acquired in a limited offering becomes, or announces its intention to become, a public reporting company, including through an initial public offering, direct listing, or merger with a special purpose acquisition company, the access person must notify the CCO promptly, and in any event before the issuer's securities become publicly traded. The CCO will determine whether to designate the security as restricted from personal trading under Personal Securities Trading Limitations and will document the determination.
De Minimis Exception
Pre-clearance is not required for the purchase or sale of an individual equity security issued by an issuer with a market capitalization of $1 billion or more at the time of the trade, provided that the trade does not exceed 500 shares and does not exceed $50,000 in total transaction value. The de minimis exception does not apply to:
•The Fund (OTAX); or
•Any limited offering.
Trades effected under the de minimis exception remain subject to all reporting requirements, the holding period under Short-Term Trading Profits, the trading restrictions under Personal Securities Trading Limitations, the restrictions under Blackout Periods and Prohibition Against Insider Trading, and all other provisions of this Code.
Securities Not Subject to Pre-Clearance
Pre-clearance is not required for:
•Transactions that are not in reportable securities (e.g., direct U.S. Government obligations, money market funds, mutual funds for which the Firm is not the adviser or principal underwriter);
•Transactions in exchange-traded funds and exchange-traded products, other than the Fund (OTAX);
•Transactions in broad-based index and commodity options and futures;
•Transactions in fixed income securities not exceeding $100,000 in the aggregate over any 30-day period;

•Transactions incident to an account transfer or custodian change, including fractional-share liquidations, in-kind delivery residue, and forced dispositions of positions the receiving custodian will not hold; and
•Transactions in the categories set forth under Exempt Transactions in Personal Securities Transactions.
Managed Accounts and Model Portfolios
Transactions in an account managed on a discretionary basis by a third-party investment adviser, by the Firm, or by an affiliate of the Firm are not subject to pre-clearance or to Blackout Periods, provided that all transactions in the account are effected as part of the management of the account and not at the request or suggestion of the access person, whether directly or indirectly. Each access person must affirm quarterly that the access person has not directly or indirectly influenced the selection of securities in any such account. If an access person directly or indirectly influences a transaction in such an account, the transaction is treated as an ordinary personal securities transaction subject to full pre-clearance and all other requirements of this Code. This exemption does not apply to the acquisition of beneficial ownership in a limited offering of which the access person has advance knowledge.
Additional Pre-Clearance Requirements
Notwithstanding the De Minimis Exception and Securities Not Subject to Pre-Clearance, the following transactions require pre-clearance:
•Short sales. No access person may sell short any security held by the Fund.
•Option writing. Consistent with Rule 17j-1, the writing of an option to purchase or sell a security constitutes a purchase or sale of that security for purposes of this Code.
Pattern Monitoring
The CCO reviews each pre-clearance request as it is submitted, and periodically reviews pre-clearance requests, approvals, and denials through the Firm's compliance management platform to identify any pattern of conduct that may evidence conflicts or potential conflicts with the principles of this Code, including any pattern of front running. Material findings are addressed under Reporting Violations and Sanctions.
The CCO tests access person transactions against the Fund's transactions and pending transactions to identify any transaction by an access person in a security that the Firm has instructed the Fund to purchase or sell, or has been considering for purchase or sale. The testing covers all reportable securities transactions by access persons, including transactions not subject to pre-clearance under this Section.
Testing is performed at least annually and is documented in the Firm's compliance records. The sources and methodology of testing are set forth in the Firm's Compliance Manual.

Blackout Periods
A "blackout period" is a window of time during which access persons are prohibited from purchasing or selling specified securities, regardless of whether pre-clearance would otherwise be available.
Fund Rebalancing Blackout
The Firm has established a recurring blackout period in connection with each scheduled rebalancing of the Fund. The blackout period:
•Begins three (3) calendar days before each scheduled rebalancing date, includes the rebalancing date, and remains in effect until the reallocation has been executed or withdrawn;
•Applies to all access persons; and
•Prohibits the purchase or sale, in any account in which the access person has a beneficial interest, of shares of the Fund (OTAX) and of any security held by the Fund.
The blackout period does not apply to an order of 500 shares or fewer, not exceeding $50,000 in total transaction value, in an individual equity security with a market capitalization of $1 billion or more at the time of the trade.
The CCO posts each upcoming rebalancing blackout window in the Firm's compliance management platform in advance of the rebalancing date, and posts the close of each window promptly upon confirmation that the reallocation has been executed or withdrawn. Access persons are responsible for confirming the current blackout window status before submitting any pre-clearance request for a security subject to the blackout.
Post-Trade Review Window
If the Fund executes a transaction in a security within seven (7) calendar days before or after an access person executes a personal transaction in the same security, the CCO will review the access person's transaction and the Fund's transaction to determine whether the access person met the access person's fiduciary duties to the Fund and complied with this Code. The CCO identifies transactions subject to review through the testing described in Pattern Monitoring, and may conduct a review at any other time.
Ad Hoc Blackouts
The CCO may impose an ad hoc blackout on personal trading in any security at any time, including in connection with MNPI in the Firm's possession, a pending material change to the Fund's index methodology or proprietary quantitative model, an unscheduled rebalancing event, or any other circumstance the CCO determines warrants a trading restriction. Ad hoc blackouts are communicated to access persons through the Firm's compliance management platform and remain in effect until the CCO lifts the restriction.
Cross-Entity Application
The Fund rebalancing blackout extends to OTAM-directed activity in Integrated client accounts. During an active rebalancing blackout window, associated persons in dual roles at the Firm and Integrated must not direct purchases, sales, or rebalancing of OTAX in Integrated client accounts. This restriction does not apply to:

•New client onboarding into an Integrated model that includes OTAX;
•Systematic contributions or withdrawals;
•Tax-loss harvesting; or
•Other routine portfolio activity that follows established, documented Integrated policies and is not driven by OTAM MNPI.

The exemption in Managed Accounts and Model Portfolios applies only to transactions that are not directed, requested, or suggested by the access person, and does not permit any activity prohibited by this provision.
Effect on Pre-Clearance
A pre-clearance request submitted during an active blackout window for an affected security will be denied by the CCO. A pre-clearance request approved before the start of a blackout window does not survive into the blackout window; the access person must not execute the approved trade if the blackout window begins before execution.
Where a pre-clearance request is denied because of a conflict with known Fund trading activity, the CCO will notify the access person once the Fund's transactions have settled and will specify a period during which the access person may execute the transaction without submitting a new pre-clearance request.

Personal Securities Trading Limitations
Trading Frequency
The Firm respects the importance of access persons' ability to manage their personal investments. The Firm also recognizes that excessive personal trading can interfere with an access person's primary duty to the Fund. Access persons are expected to manage their personal trading in a manner that does not interfere with their duties to the Fund or their responsibilities to the Firm.
The Firm does not impose a numerical limit on the frequency of personal trading. The CCO reviews access persons' personal trading patterns as part of the periodic review described in Pattern Monitoring and will address any pattern of excessive trading or any pattern that suggests a conflict with the interests of the Firm's client, including by imposing additional restrictions on the access person's personal trading.
Same-Day Trading Prohibition
No access person may purchase or sell, directly or indirectly, any security on the same day that the Fund is purchasing or selling the same security, where the access person knows or, in the ordinary course of the access person's duties, should know of the Fund's transaction.
The CCO will deny any pre-clearance request in a security for which the Firm has transmitted, or is preparing to transmit, an investment instruction to ETF Architect.
The post-trade review framework in Blackout Periods and the testing described in Pattern Monitoring provide a backstop for any same-day or near-same-day overlap that is not caught at pre-clearance.
A personal transaction by an access person does not prevent the Fund from purchasing or selling the same or an equivalent security. Any such transaction is subject to independent review by the CCO.
Restricted Securities
The CCO may from time to time designate any security as restricted from personal trading by access persons under Prohibition Against Insider Trading or Blackout Periods. Restricted designations are communicated through the Firm's compliance management platform.

Short-Term Trading Profits
60-Day Holding Period for the Fund and Fund Holdings
No access person may profit from the purchase and sale, or sale and purchase, of:
•Shares of the Fund (OTAX); or
•Any security held by the Fund on the date of either the purchase or the sale by the access person,

within sixty (60) calendar days of the offsetting transaction in the same security. This restriction addresses the conflicts that can arise when access persons trade in securities held by the Fund.
Disgorgement and Pattern Trading
Any profits from a transaction in violation of this Section are subject to disgorgement, except that profits of less than $500 in the aggregate from a single round-trip transaction are not subject to disgorgement, provided the CCO documents the determination and the transaction is reported in the Firm's compliance records. The CCO will determine the disposition of disgorged profits, which may include payment to a charitable organization or to the Fund.
If the CCO identifies a pattern of short-term trading, the Firm may impose additional restrictions on the access person's personal trading, including extended holding periods or trading prohibitions.
Exempt Transactions
This Section does not apply to:
•Trades in an account managed on a discretionary basis by the Firm or an affiliate of the Firm that are exempt from pre-clearance under Securities Not Subject to Pre-Clearance;
•Transactions incident to an account transfer or custodian change, including fractional-share liquidations, in-kind delivery residue, and forced dispositions of positions the receiving custodian will not hold;
•Transactions effected pursuant to an Automatic Investment Plan, except that the 60-day holding period applies to any transaction that overrides the pre-set schedule or allocation;
•Transactions in covered accounts over which the access person has no direct or indirect influence or control; or
•Transactions otherwise exempted by the CCO in writing in advance, where the CCO determines that the holding period would impose an inequitable hardship on the access person and that the transaction does not present a conflict of interest.
A hardship exemption applicable to the CCO requires the prior written approval of the Compliance Supervisor.

Margin Transactions
Access persons are not prohibited from holding margin accounts or purchasing securities on margin. Pre-clearance requests for the purchase of securities on margin are subject to manual review by the CCO, who may approve or deny the request based on the circumstances of the proposed transaction, including the access person's existing margin exposure, the nature of the security, and any MNPI considerations.
Access persons should be aware that securities held in a margin account may be sold by the broker if the access person fails to meet a margin call, and that such sales may occur without the access person's consent. A margin sale that occurs while the access person is in possession of MNPI may, under some circumstances, result in unlawful insider trading. Access persons must promptly notify the CCO of any margin call affecting an account in which the access person has a beneficial interest, and must coordinate with the CCO on any disposition of securities required to satisfy the margin call.

Limit Orders
Access persons may not place "good until canceled" orders or any limit orders other than "same-day" limit orders for any reportable security. All pre-clearance requests for limit orders are subject to manual review by the CCO, who may approve or deny the request based on the circumstances of the proposed transaction.
The reason for this restriction is that pre-clearance is granted based on the conditions in effect at the time of approval. A limit order that remains open beyond the trading day after pre-clearance approval may execute at a time when the conditions supporting approval — for example, the absence of MNPI, the absence of a pending Fund order, or the absence of a blackout — no longer hold.

Custodial Account Reporting
Each access person must notify the CCO before, or contemporaneously with, the establishment or closure of any account in which any securities may be held. The notification must include:
•The account name;
•The name of the broker, dealer, bank, or other financial institution;
•The date the account is established or closed; and
•The names of any other persons with a beneficial interest in the account.
An access person must also notify the CCO promptly if an account not previously reported begins to hold any securities.
This notification is in addition to the holdings and transaction reports required under Personal Securities Transactions. The CCO maintains a current list of access persons' covered accounts in the Firm's compliance management platform.

Outside Business Activities
The Firm has adopted the following principles governing outside business activities ("OBAs") by access persons:
•The interests of the Firm's client must always come first;
•All OBAs must be conducted in a manner that avoids any actual or potential conflict of interest and any abuse of an access person's position of trust and responsibility; and
•Access persons must not take inappropriate advantage of their positions.
Access persons must provide prior written notice to the CCO and obtain written approval before engaging in any OBA in which the access person:
•May be compensated or has a reasonable expectation of compensation;
•Is working with or for a client of the Firm or any of its affiliates, regardless of whether compensation is received; or
•Is in a position to receive material nonpublic information concerning a publicly traded company.
Approval of an outside business activity does not satisfy any pre-clearance, reporting, or other obligation under this Code with respect to a transaction arising from that activity.
The CCO may impose conditions on any approved OBA. Access persons must promptly notify the CCO of any material change in an approved OBA and upon termination of the OBA. Approved OBAs that meet applicable thresholds for Form U4 (for access persons who are registered persons of a broker-dealer or investment adviser representatives of another firm) or Form ADV must be reflected in the applicable filings. The access person is responsible for ensuring that any required Form U4 amendment is made by the registering firm and for confirming to the CCO that it has been made.
The Firm's procedures for OBA disclosure, approval, ongoing oversight, and Form U4 / Form ADV coordination are set forth in the Firm's Compliance Manual.

Social Media
Use of social media by the Firm or its associated persons must comply with the federal securities laws, including the anti-fraud, compliance, and recordkeeping provisions of the Advisers Act, and with the Firm's policies. For purposes of this Code, "social media" includes social networking sites, blogs, microblogs, photo and video sharing platforms, podcasts, messaging or chat features within those platforms, and similar electronic means of communication.
Approval Required
Associated persons must obtain prior approval from the CCO before establishing any social media account on behalf of the Firm or before using any social media account (whether new or pre-existing) for business purposes related to the Firm.
Posts that reference the Fund, whether on Firm accounts, on accounts of associated persons, or on accounts of any of the Firm's affiliates, require prior approval from the CCO and from the Fund's Distributor before posting. The Fund's Distributor is responsible for FINRA review and any required FINRA filing of Fund-related communications.
Personal Social Media Use
Associated persons may maintain personal social media accounts. Personal social media use is subject to the following:
•Associated persons may identify the Firm as their employer but must not represent that personal posts are made on behalf of the Firm and must not speak on behalf of the Firm except as expressly authorized;
•Associated persons must not disclose customer information, MNPI, the Firm's investment process or proprietary quantitative model, the Fund's portfolio holdings (other than as publicly disclosed), or any other confidential or proprietary information;
•Associated persons must not post specific investment recommendations on personal social media;
•Associated persons must not post any content that promotes the Firm's advisory services or that could constitute an "endorsement" or "testimonial" under Rule 206(4)-1 without prior CCO approval; and
•Associated persons must not solicit comments or testimonials about the Firm, including through LinkedIn recommendations, without prior CCO approval.
Recordkeeping and Monitoring
Content posted on Firm social media accounts is archived as required under Rule 204-2 and the Firm's Compliance Manual. The CCO conducts periodic monitoring for unauthorized or non-compliant social media use, including searches for references to the Firm and the Fund on publicly available platforms. Associated persons may be required to provide the CCO with access to identified personal social media accounts, to the extent permitted by applicable law.

Cross-Reference
The Firm's broader social media policies, including the Firm's content review and Distributor coordination procedures, and the requirements for Fund-related marketing and advertising materials, including materials not distributed through social media, are set forth in the Firm's Compliance Manual.

Service as an Officer or Director
No access person may serve as an officer of, or on the board of directors of, any publicly or privately held company without prior written authorization from the CCO. The CCO will authorize the service only upon a determination that the service is consistent with the interests of the Firm's client.
Where the CCO authorizes an access person to serve as an officer or director, the Firm will implement appropriate information barriers to isolate the access person from any Firm decisions relating to the company's securities, and may impose other conditions to address conflicts of interest.
Service as an officer or director is also an outside business activity subject to Outside Business Activities, including the disclosure, approval, ongoing notification, and Form U4 / Form ADV coordination requirements addressed in that Section and in the Firm's Compliance Manual.

Gifts and Entertainment
The giving, receiving, or soliciting of gifts and entertainment in a business setting may create an appearance of impropriety or a conflict of interest. The Firm has adopted the following policies to guide access persons in this area.
General Policy
For purposes of this Section, a "covered person" is any client or prospective client of the Firm; any person or entity that does business with, seeks to do business with, regulates, advises, or renders professional services to the Firm; and any person or entity involved in the promotion, distribution, or sale of shares of the Fund, including financial intermediaries and their associated persons. This Section applies to gifts and entertainment given to or received from a covered person, including anything given to or received by a member of an access person's immediate family.
•No access person may give, receive, or solicit cash or cash-equivalent gifts to or from a covered person. A cash gift that cannot practicably be declined must be reported to the CCO promptly, and the CCO will arrange for its return or charitable donation and document the disposition.
•No access person may offer, give, solicit, or accept any bribe or kickback, or anything of value in exchange for business, services, or confidential information.
•No access person may give or accept any gift, entertainment, or favor that could influence, or could reasonably appear to influence, the access person's or the recipient's decisions in any business transaction involving the Firm.
•Where applicable law or rule imposes additional or stricter restrictions, including FINRA rules applicable to an access person who is registered with a broker-dealer, the access person must comply with the stricter requirement.
Gift Limit
No access person may give to, or accept from, any covered person gifts with an aggregate value exceeding $300 per person per calendar year.
Exclusions
The gift limit and the reporting requirement do not apply to:
•Items of de minimis value, such as pens, notepads, and modest desk items;
•Promotional or commemorative items of modest value bearing the logo of the giving firm or of the Fund;
•Customary holiday or celebratory gifts given or received by the Firm rather than by an individual access person;
•Personal gifts arising from a personal relationship independent of any business relationship; and
•Bereavement gifts.
An access person may not determine unilaterally that an item falls within these exclusions. Any uncertainty must be resolved with the CCO before the gift is given or accepted.

Entertainment
Business entertainment is not a gift for purposes of the gift limit. An access person may provide or accept business entertainment, such as a meal, conference, or sporting or cultural event, only if the person providing it attends; the purpose is a bona fide business discussion or the ordinary development of a business relationship; the value is reasonable and customary and is neither so frequent nor so extensive as to raise a question of propriety; and it is offered and accepted without any express or implied understanding that the recipient is obligated in any way.
Firm Marketing Expenditures
Firm-level expenditures in support of the Fund — including conference sponsorships, exhibit space, educational or training meetings, and events hosted by the Firm — are not gifts or entertainment under this Section. Those expenditures are governed by the Firm's marketing and advertising policies, require Distributor approval where applicable, and may be subject to FINRA rules governing non-cash compensation in connection with investment company securities.
Reporting and Records
•Each access person reports gifts and entertainment given to or received from a covered person through the Firm's compliance management platform within 30 days after the end of each calendar quarter. Excluded items need not be reported. Business entertainment need not be reported unless its value exceeds $300 per person per occasion.
•Pre-approval by the CCO is required only for a gift or entertainment provided to a government official or employee, or to any person covered by Political Contributions.
•The CCO maintains a record of all gifts and entertainment reported, any pre-approval request and its disposition, and the disposition of any cash gift returned or donated.
If an access person has any question about the appropriateness of any gift, entertainment, or favor, the access person should consult the CCO before giving, receiving, or soliciting it.

Political Contributions
The Firm permits associated persons to make political contributions consistent with this Section, the Firm's Compliance Manual, and applicable law, including Rule 206(4)-5 under the Advisers Act (the "Pay-to-Play Rule").
The Pay-to-Play Rule applies to investment advisers that provide or seek to provide advisory services to government entities. Although the Firm's only current advisory client is the Fund, certain political contributions by the Firm or its covered associates could trigger a two-year prohibition on receiving compensation from a government entity, or a corresponding restriction on the Fund being used as an investment option in a government plan or program. The Manual addresses how the Pay-to-Play Rule applies to the Firm and identifies the Firm's covered associates.
Pre-Clearance
Each covered associate must obtain written pre-clearance from the CCO before making any political contribution to:
•Any state or local official, candidate, or successful candidate;
•Any state or local political party; or
•Any political action committee that supports state or local officials or candidates.
The pre-clearance requirement applies regardless of the amount of the proposed contribution, including contributions that would qualify as de minimis under the Pay-to-Play Rule. Pre-clearance is requested through the Firm's compliance management platform.
Other Political Activity
Covered associates must also obtain pre-clearance from the CCO before:
•Serving on a host committee, finance committee, or similar fundraising body for any political candidate, official, party, or PAC; or
•Soliciting or coordinating political contributions on behalf of any candidate, official, party, or PAC.
Prohibited Conduct
The Firm and its associated persons must not:
•Make or solicit any political contribution for the purpose of influencing the award of advisory business or any other improper purpose;
•Solicit political contributions from any vendor or service provider of the Firm; or
•Do anything indirectly that, if done directly, would violate this Section or the Pay-to-Play Rule.
Reporting
Each covered associate must, at least annually, confirm to the CCO that all political contributions made by the covered associate have been reported. Each new covered associate must report political contributions made within the look-back period applicable to that covered associate, in accordance with the Firm's Compliance Manual.

Whistleblower Policy
Each access person must promptly report any concern about possible illegal conduct or a possible violation of this Code, the Firm's Compliance Manual, or other Firm policies. The Firm also encourages access persons to raise concerns about conduct that may not clearly violate a specific policy.
Reports may be submitted anonymously through the Firm's compliance management platform. The Firm will investigate reports in a timely manner and will keep the identity of the reporting person confidential to the extent consistent with the Firm's investigation obligations and applicable law. To protect the confidentiality of the reporting person and to allow the Firm to conduct a complete investigation, persons responsible for investigating a report are generally not able to share information about the scope or status of an investigation, including with the reporting person. The absence of information about an investigation should not be understood to mean that no action is being taken.
No Retaliation
The Firm prohibits retaliation against any person for making a report in good faith. Retaliation is itself a violation of this Code. A person who believes they have experienced retaliation should report the matter to the CCO or, if the concern involves the CCO, to the Compliance Supervisor or to any other member of firm ownership.
Direct Reporting to the SEC
Nothing in this Code, the Firm's Compliance Manual, any employment, separation, confidentiality, or non-disclosure agreement, or any other Firm policy or document is intended to or shall be construed to prohibit, restrict, or impede any access person from reporting a possible violation of the federal securities laws directly to the SEC or any other governmental or regulatory authority; require any access person to provide notice to the Firm or obtain the Firm's approval before making such a report; prohibit any access person from receiving any monetary award or bounty from any governmental or regulatory authority for reporting a possible violation; or otherwise impede an access person's communications with the SEC or any other regulatory authority within the meaning of Rule 21F-17(a) under the 1934 Act.
Good Faith Required
A report must be made in good faith and must be based on a reasonable belief that the conduct in question may have occurred. A knowingly false or malicious report is a violation of this Code and may result in disciplinary action.

Reporting Violations and Sanctions
Reporting Violations
Each access person must promptly report to the CCO any apparent or potential violation of this Code, including violations by the access person, by another access person, or by any other person. Reports concerning the CCO should be made to the Compliance Supervisor or to firm ownership.
The Firm prohibits retaliation against any person for reporting a violation in good faith. Retaliation is itself a violation of this Code. Direct reporting to the SEC and other regulatory authorities is addressed in Whistleblower Policy.
Investigation
The CCO investigates each reported violation, documents the investigation, and determines whether a violation occurred. The CCO promptly reports apparent material violations to firm ownership. For violations that the CCO determines could not reasonably be found to have resulted in fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, the CCO may, in the CCO's discretion, document the finding and the reasons in the Firm's compliance records in lieu of reporting the matter to firm ownership.
Sanctions
Firm ownership, in coordination with the CCO, considers each material violation reported to it and determines whether the Code has been violated and what sanctions, if any, are appropriate. Possible sanctions include verbal or written warnings, reprimands, monetary fines, disgorgement of profits, rescission of trades, restrictions on personal trading, removal of compliance authorities, suspension, or termination of association with the Firm. The CCO documents the resolution in the Firm's compliance records.
Notice to ETF Architect
For each violation of this Code, the CCO determines whether the violation is material and documents the determination and the basis for it in the Firm's compliance records. A violation may be material whether or not it involves a security held or to be acquired by the Fund.
If the CCO determines that a violation is material, the CCO immediately notifies ETF Architect in accordance with the Sub-Advisory Agreement. This obligation is not contingent on review by firm ownership or on the imposition of sanctions. The CCO documents the notice, any sanctions imposed, any remediation, and any follow-up requested by ETF Architect or the Trust.
The CCO also responds to requests from ETF Architect or the Trust concerning violations of this Code and sanctions imposed, as required by the Sub-Advisory Agreement.
Reporting to the Board
Material violations of the Code are reported by the CCO to the Trust's Board of Trustees in accordance with Rule 17j-1(c)(2) under the 1940 Act, as further described in the Firm's Compliance Manual.

Records
The CCO maintains, and causes to be maintained, the following records:
•A copy of this Code of Ethics, and any prior version of the Code in effect during the past five years;
•A record of any violation of the Code and any action taken as a result of the violation, for a period of five years from the end of the fiscal year in which the violation occurred;
•A record of all written acknowledgments of receipt of the Code, and any amendments to the Code, for each person who is currently, or within the past five years has been, an access person, retained for five years after the individual ceases to be an access person;
•A copy of each report made by an access person under the Code, including any brokerage confirmations and account statements submitted in connection with the Initial Holdings Report, Annual Holdings Report, or Quarterly Transaction Report;
•A list of all persons who are, or within the preceding five years have been, access persons;
•A record of any decision approving an access person's acquisition of securities in an IPO or limited offering, and the reasons supporting the decision, retained for five years after the end of the fiscal year in which the approval was granted;
•A record of gifts and entertainment reported under Gifts and Entertainment, any pre-approval request and its disposition, and the disposition of any cash gift returned or donated;
•A record of each blackout window imposed under Blackout Periods, including the dates the window opened and closed and the notices given to access persons, and of any post-trade review conducted under that Section;
•A record of the testing performed under Pattern Monitoring, including the sources used and the results;
•A copy of each annual report and certification furnished to the Board, ETF Architect, or the Trust under Rule 17j-1;
•A record of any determination, approval, denial, exception, or waiver made by the CCO or the Compliance Supervisor under this Code, and the reasons supporting it, retained for five years; and
•A record of any pre-clearance request, approval, or denial under Preclearance, including pre-clearance for political contributions and OBAs, retained for five years.
Records are maintained in accordance with the Firm's Compliance Manual.

Acknowledgement
Initial Acknowledgement
Each access person receives a copy of this Code upon becoming an access person and must acknowledge to the CCO in writing that the access person has (i) received a copy of the Code, (ii) read and understands the Code, (iii) agreed to abide by the Code, and (iv) submitted all initial holdings reports and account disclosures required by the Code.
Acknowledgement of Amendments
Each access person receives any amendment to the Code and must acknowledge to the CCO in writing that the access person has (i) received a copy of the amendment, (ii) read and understands the amendment, and (iii) agreed to abide by the Code as amended.
Annual Acknowledgement
Each access person must annually acknowledge to the CCO in writing that the access person has (i) read and understands the Code, (ii) complied with the Code, and (iii) submitted all holdings and transaction reports required by the Code.
Training
Each access person receives training on the Code upon becoming an access person and at least annually thereafter. Training may include reminders of obligations, discussion of amendments and regulatory developments, and case studies on issues that have arisen at the Firm or in the industry. Training records are maintained in the Firm's compliance management platform.
Questions
Access persons should contact the CCO with any question about the Code or the policies established by it.

Rev. August 2026